As filed with the Securities and Exchange Commission on October 21, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Longs Drug Stores Corporation

(Exact Name of Registrant as Specified in Its Charter)

Maryland	141 North Civic Drive Walnut Creek, California, 94596	68-0048627
(State of Incorporation)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

LONGS DRUG STORES CALIFORNIA, INC.

EMPLOYEE SAVINGS AND PROFIT SHARING PLAN

(Full title of the plan)

William J. Rainey
Senior Vice President, General Counsel and Secretary
LONGS DRUG STORES CORPORATION
141 North Civic Drive
Walnut Creek, California 94596
(925) 937-1170
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Tad J. Freese
Latham & Watkins
505 Montgomery Street, Suite 1900
San Francisco, California 94111
(415) 391-0600

Calculation of Registration Fee

Title of Securities to be Registered (1)	Number of Shares to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, $0.50 par value	6,650,000	$22.16	$147,364,000.00	$11,922.00

(1)                                  In addition, pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan (the “Plan”), described herein.

(2)                                  Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) based on the average ($22.16) of the high ($22.37) and low ($21.95) prices of the common stock as reported on the New York Stock Exchange on October 20, 2003.

I.
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S–8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Longs Drug Stores Corporation is sometimes referred to as “we,” “us” or “our.”

Item 3.  Incorporation of Documents by Reference.

Pursuant to General Instruction E, we incorporate by reference in this Registration Statement the following documents filed by us or the Plan with the Commission pursuant to Section 13 of the Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-08978):

•                    Annual Report on Form 10-K for the fiscal year ended January 30, 2003, filed with the Commission on April 18, 2003, including the portions of our definitive proxy statement specifically incorporated by reference into such Annual Report;

•                    Quarterly Report on Form 10-Q for the period ended May 1, 2003, filed with the Commission on June 16, 2003;

•                    Quarterly Report on Form 10-Q for the period ended July 31, 2003, filed with the Commission on September 12, 2003;

•                    Description of our common stock contained in our registration statement on Form 8-A filed with the Commission on August 21, 1986 (File No. 1-8978), pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•                    All documents filed by us or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

        Information that we or the Plan file later with the Commission will automatically update and supersede this information.

Item 4.  Description of Securities.

                Not applicable.

Item 5.  Interests of Named Experts and Counsel.

                None.

Item 6.  Indemnification of Directors and Officers.

The Company’s Amended Articles of Incorporation provide for indemnification of: (a) its directors to the full extent provided by the general laws of the State of Maryland, (b) its officers to the same extent as its directors and (c) its officers who are not directors to such further extent as authorized by the Board of Directors and consistent with law. The Amended Articles of Incorporation also provide that, to the fullest extent permitted by Maryland statutory or decisional law, no director or officer of the Company shall be personally liable to the Company or its stockholders for money damages.

Section 2-418 of the Maryland General Corporation Law permits the Company to indemnify a director against attorney’s fees, judgments, penalties, fines, settlements and other reasonable expenses actually incurred by the director in connection with any proceeding, other than one by or in the right of the Company, to which he or she is made party by reason of service in that capacity, unless it is established that: (a) the director’s act or omission was material to the matter giving rise to the proceeding and was either (i) committed in bad faith, or (ii) the result of active and deliberate dishonesty; (b) the director actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

As permitted under Subsection (k) of Section 2-418 of the Maryland General Corporation Law, the Company has purchased and maintains insurance on behalf of its directors and officers for the purpose of indemnifying them from any liability asserted against them in their capacities. The underlying insurance contracts provide specific limitations on the extent such coverage will be provided.

There is no litigation pending, and neither the Company nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 7.  Exemption From Registration Claimed.

                Not applicable.

Item 8.  Exhibits.

Number	Exhibit
4.1	Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan

5.1	Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan Internal Revenue Service Determination Letter (see Item 9(d))

23.1	Independent Auditors’ Consent

24.1	Power of Attorney (included on the signature page of this registration statement)

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)           Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the undersigned registrant hereby undertakes that it will submit the Plan, and any amendments thereto, to the IRS in a timely manner in order to receive a determination letter, will make all changes required by the IRS to qualify the Plan and will submit future amendments to the IRS if deemed appropriate by the registrant for plan qualification purposes.

SIGNATURES

                Pursuant to the requirements of the Securities Act, the registrant, Longs Drug Stores Corporation, a Maryland corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on this 20th day of October, 2003.

LONGS DRUG STORES CORPORATION

By:	/s/ S. F. McCann
S. F. McCann
Senior Vice President, Chief Financial Officer and Treasurer

By:	/s/ R. L. Chelemedos
R. L. Chelemedos
Vice President—Controller and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint S.F. McCann and R.L. Chelemedos, with full power of substitution and resubstitutions and full power to act without the other, his or her true and lawful attorneys-in-fact and agents to act for him or her in his or her name, place or stead, in any and all capacities, to sign any amendments to this registration statement on Form S-8 (including post-effective amendments) and to file such amendments, together with exhibits and other documents in connection therewith, with the Commission, granting to each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. F. Bryant	Chairman of the Board of Directors,	October 20, 2003
W. F. Bryant	President and Chief Executive Officer

Director
L. T. Barnes, Jr.

/s/ W. L. Chenevich	Director	October 20, 2003
W. L. Chenevich

/s/ M. H. Dashe	Director	October 20, 2003
M. H. Dashe

/s/ D. E. Knapp	Director	October 20, 2003
D. E. Knapp

Director
R. M. Long

/s/ M. S. Metz, Ph.D.	Director	October 20, 2003
M. S. Metz, Ph.D.

Director
R. A. Plomgren

/s/ H. R. Somerset	Director	October 20, 2003
H. R. Somerset

/s/ D. L. Sorby, Ph.D.	Lead Director	October 20, 2003
D. L. Sorby, Ph.D.

/s/ F. E. Trotter	Director	October 20, 2003
F. E. Trotter

/s/ A. G. Wagner	Director	October 20, 2003
A. G. Wagner

                Pursuant to the requirements of the Securities Act, the board of directors of Longs Drug Stores California, Inc. has caused this registration statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized in the City of Walnut Creek, State of California on October 20, 2003.

LONGS DRUG STORES CALIFORNIA, INC.
EMPLOYEE SAVINGS AND PROFIT SHARING PLAN

By:	/s/ W. F. Bryant
W. F. Bryant
Director of Longs Drug Stores California, Inc.

By:	/s/ B. E. Schwallie
B. E. Schwallie
Director of Longs Drug Stores California, Inc.

By:	/s/ M. A. Bennett
M. A. Bennett
Director of Longs Drug Stores California, Inc.

By:	/s/ M. M. Laddon
M. M. Laddon
Director of Longs Drug Stores California, Inc.

By:	/s/ S. F. McCann
S. F. McCann
Director of Longs Drug Stores California, Inc.

By:	/s/ W. J. Rainey
W. J. Rainey
Director of Longs Drug Stores California, Inc.

By:	/s/ G. H. Saito
G. H. Saito
Director of Longs Drug Stores California, Inc.

By:	/s/ T. J. Vasos
T. J. Vasos
Director of Longs Drug Stores California, Inc.

By:	/s/ L. M. Watt
L. M. Watt
Director of Longs Drug Stores California, Inc

INDEX TO EXHIBITS

Number	Exhibit
4.1	Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan

5.1	Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan Internal Revenue Service Determination Letter (see Item 9(d))

23.1	Independent Auditors’ Consent

24.1	Power of Attorney (included on the signature page of this registration statement)